RESTATED ARTICLES OF INCORPORATION

OF

TOYOTA MOTOR CREDIT CORPORATION

The undersigned certify that:

1.  They are the President and the Secretary, respectively, of Toyota Motor Credit Corporation, a California corporation (the “Corporation”).

2.  The Articles of Incorporation of this Corporation are amended and restated to read as follows:

I.

The name of this Corporation is:

TOYOTA MOTOR CREDIT CORPORATION

II.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California (“GCL”) other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III.

The Corporation is authorized to issue only one class of shares of stock and the total number of shares which the Corporation is authorized to issue is One Hundred Thousand (100,000).

3.  The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the Board of Directors of the Corporation.

4.  The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the required vote of shareholders of the Corporation in accordance with Section 902, California Corporations Code.  The total number of outstanding shares of the Corporation is Ninety-One Thousand Five Hundred (91,500).  The number of shares voting in favor of the amendment equaled or exceeded the vote required.  The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated effective as of April 1, 2010.

  /s/ George Borst
  George Borst, President

                    /s/ David Pelliccioni
                        David Pelliccioni, Secretary